Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2018 Results

  Achieved FY2018 Guidance for Revenue, Operating Margin, and EPS, and Exceeded for CFFO
  4Q and FY2018 Revenue of $1.083 Billion and $4.235 Billion, Respectively
  4Q and FY2018 GAAP EPS of $0.49 and $1.13, Respectively
  4Q and FY2018 Non-GAAP EPS of $0.62 and $2.59, Respectively
  4Q and FY2018 Cash Flow From Operations of $548 Million and $1,198 Million, Respectively
  Company Issues FY2019 Guidance Under ASC 605; Anticipates Charge Between $140 Million and $160 Million Related to Restructuring Plan to Better Align Business Priorities

NEW YORK--(BUSINESS WIRE)--May 8, 2018--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2018, which ended March 31, 2018.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"I'm pleased that CA delivered our second consecutive year of total revenue growth and achieved our guidance for the year. Our portfolio of solutions is more relevant today than ever before, as we enable customers to deliver rich, secure user experiences augmented by data and analytics.

As we continue to evolve CA to take advantage of market opportunities, we are rebalancing resources to accelerate the shift of more of our business to a subscription-based model. We will be investing more heavily and in a more focused way against this strategic priority. I am optimistic about where we are positioned today and our opportunities for FY19 and beyond."

ORGANIZATIONAL UPDATE

Adam Elster, our former President of Global Field Operations, is leaving CA. Interim leadership is in place pending an external search for Elster’s replacement that is underway.

Gregoire commented, “Adam has been a tremendous contributor to CA, and a great partner to me personally. Since taking on responsibility for global field operations, he has sharpened the technology know-how and customer-first focus of the team and laid the foundation of key go-to-market processes that are essential to competing and winning in today’s highly competitive environment. We wish Adam well in all his future endeavors.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Fourth Quarter FY18 vs. FY17				Full Year FY18 vs. FY17
	FY18	FY17	% Change	% Change CC*	FY18	FY17	% Change	% Change CC*
Revenue	$1,083	$1,012	7%	4%	$4,235	$4,036	5%	4%
GAAP Net Income	$207	$157	32%	27%	$476	$775	(39)%	(37)%
Non-GAAP Net Income*	$258	$227	14%	17%	$1,091	$1,042	5%	6%
GAAP Diluted EPS	$0.49	$0.38	29%	26%	$1.13	$1.85	(39)%	(38)%
Non-GAAP Diluted EPS*	$0.62	$0.54	15%	17%	$2.59	$2.48	4%	6%
Cash Flow provided by Operations	$548	$420	30%	29%	$1,198	$1,078	11%	8%

* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

Fourth Quarter

(dollars in millions)	Fourth Quarter FY18 vs. FY17
	FY18	% of Total	FY17	% of Total	% Change	% Change CC*
North America Revenue	$714	66%	$683	67%	5%	4%
International Revenue	$369	34%	$329	33%	12%	2%
Total Revenue	$1,083		$1,012		7%	4%

North America Bookings	$1,112	73%	$1,049	74%	6%	6%
International Bookings	$411	27%	$374	26%	10%	2%
Total Bookings	$1,523		$1,423		7%	5%

Current Revenue Backlog	$3,372		$3,240		4%	1%
Total Revenue Backlog	$7,515		$7,556		(1)%	(3)%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased primarily due to an increase in software fees and other revenue and, to a lesser extent, an increase in subscription and maintenance revenue. Our fourth quarter fiscal 2017 acquisition of Veracode, Inc. (Veracode) contributed approximately 4 points of revenue growth for the quarter.
  Total bookings grew due to an increase in renewal bookings and an increase in new product sales.
  The Company executed a total of 18 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $800 million. During the fourth quarter of fiscal 2017, the Company executed a total of 26 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $754 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.67 years, compared with 3.56 years for the same period in fiscal 2017.

Full Year

(dollars in millions)	Full Year FY18 vs. FY17
	FY18	% of Total	FY17	% of Total	% Change	% Change CC*
North America Revenue	$2,813	66%	$2,716	67%	4%	3%
International Revenue	$1,422	34%	$1,320	33%	8%	4%
Total Revenue	$4,235		$4,036		5%	4%

North America Bookings	$2,794	69%	$3,329	70%	(16)%	(16)%
International Bookings	$1,280	31%	$1,434	30%	(11)%	(15)%
Total Bookings	$4,074		$4,763		(14)%	(16)%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased primarily due to an increase in software fees and other revenue and, to a lesser extent, an increase in subscription and maintenance revenue. Our acquisitions of Automic Holding GmbH (Automic) and Veracode contributed approximately 5 points of revenue growth for the year.
  Total bookings decreased due to a decline in renewal bookings, which included a large system integrator transaction that occurred in the first quarter of fiscal 2017 with an incremental contract value in excess of $475 million.
  The Company executed a total of 49 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.518 billion. During fiscal 2017, the Company executed a total of 72 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $2.450 billion.
  The weighted average duration of subscription and maintenance bookings for fiscal 2018 was 3.25 years, compared with 3.83 years for fiscal 2017.

EXPENSES, MARGIN AND EARNINGS PER SHARE

Fourth Quarter

(dollars in millions)	Fourth Quarter FY18 vs. FY17
	FY18	FY17	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$816	$797	2%	(1)%
Operating Income Before Interest and Income Taxes	$267	$215	24%	21%
Diluted EPS	$0.49	$0.38	29%	26%
Operating Margin	25%	21%
Effective Tax Rate	14.8%	20.7%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$717	$693	3%	(3)%
Operating Income Before Interest and Income Taxes	$366	$319	15%	18%
Diluted EPS	$0.62	$0.54	15%	17%
Operating Margin	34%	32%
Effective Tax Rate	24.6%	24.8%

*Refer to the discussion of Non-GAAP financial measures included in this news release and the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures included in the tables following this news release.

**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased primarily due to operating costs from our Veracode acquisition, which were mainly personnel-related.
  GAAP income tax expense included a $28 million tax benefit relating to the refinement of the provisional amount previously recorded for the impact from the US Tax Cuts and Jobs Act, enacted on December 22, 2017 (“US Tax Reform”). GAAP EPS was positively impacted by $0.07 from the US Tax Reform adjustment. Non-GAAP income tax expense excluded the aforementioned tax benefit relating to US Tax Reform.
  GAAP EPS was positively impacted by $0.09 from an increase in GAAP operating margin. Non-GAAP EPS was positively impacted by $0.11 from an increase in non-GAAP operating margin.

Full Year

(dollars in millions)	Full Year FY18 vs. FY17
	FY18	FY17	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$3,116	$2,901	7%	5%
Operating Income Before Interest and Income Taxes	$1,119	$1,135	(1)%	0%
Diluted EPS	$1.13	$1.85	(39)%	(38)%
Operating Margin	26%	28%
Effective Tax Rate	53.4%	27.8%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$2,684	$2,531	6%	4%
Operating Income Before Interest and Income Taxes	$1,551	$1,505	3%	4%
Diluted EPS	$2.59	$2.48	4%	6%
Operating Margin	37%	37%
Effective Tax Rate	24.9%	27.8%

*Refer to the discussion of Non-GAAP financial measures included in this news release and the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures included in the tables following this news release.

**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased primarily due to operating costs from our Automic and Veracode acquisitions, which were mainly personnel-related.
  GAAP operating expenses were also affected by higher amortization expenses of purchased software and other intangible assets from our Automic and Veracode acquisitions.
  GAAP income tax expense included a $290 million tax charge relating to the US Tax Reform. This tax charge was comprised of $194 million related to the deemed US repatriation of earnings held by non-US subsidiaries, which is payable over eight years, and $96 million related to the re-measurement of deferred tax assets and liabilities for the change in income tax rates. GAAP EPS was negatively impacted by $0.70 from the US Tax Reform adjustment. Non-GAAP income tax expense excluded the aforementioned tax charge relating to US Tax Reform. Non-GAAP EPS was positively impacted by $0.10 from a decrease in the non-GAAP effective tax rate.
  Non-GAAP EPS was positively impacted by $0.16 from an increase in non-GAAP operating margin, partially offset by a $0.12 impact from our Automic and Veracode acquisitions.

SELECTED QUARTERLY HIGHLIGHTS

  Jean M. Hobby, a 33-year veteran of PricewaterhouseCoopers LLP whose tenure included roles as CFO, global strategy partner, and head of its Technology, Media and Telecom practice, was elected to CA Technologies Board of Directors.
  Ava M. Hahn, formerly general counsel at Kleiner Perkins Caufield & Byers, joined CA Technologies as Executive Vice President, General Counsel and Corporate Secretary.
  CA Technologies was named as a World's Most Ethical Company by the Ethisphere Institute for the third consecutive year.
  CA Veracode, Inc. was named a Leader in the Gartner Magic Quadrant for Application Security Testing for the fifth consecutive time.(1)(5)
  CA Technologies was named a Leader in the Gartner Magic Quadrant for Application Performance Monitoring Suites. (2)(5)
  CA Technologies was named a Leader in the Gartner Magic Quadrant for Identity Governance and Administration for the second consecutive year. (3)(5)
  CA Technologies received the highest product scores in Continuous Testing and API/Web Service Testing Use Cases in Gartner's report on Critical Capabilities for Software Test Automation. (4)(5)

SEGMENT INFORMATION

Fourth Quarter

(dollars in millions)	Fourth Quarter FY18 vs. FY17
	Revenue		% Change	% Change CC*	Operating Margin
	FY18	FY17			FY18	FY17
Mainframe Solutions	$549	$535	3%	(1)%	61%	59%
Enterprise Solutions	$453	$400	13%	10%	6%	1%
Services	$81	$77	5%	1%	6%	-3%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue increased due to a favorable foreign exchange effect. Mainframe Solutions operating margin increased primarily due to a decrease in corporate overhead costs.
  Enterprise Solutions revenue increased primarily due to revenue generated from our Veracode acquisition which contributed approximately 9 points of revenue growth for the quarter. Enterprise Solutions operating margin increased primarily due the increase in revenue.
  Services revenue increased primarily due to professional services revenue generated from our Veracode acquisition and a favorable foreign exchange. Operating margin for Services increased primarily due to an increase in professional services revenue from our Veracode acquisition and a decrease in personnel-related costs as a result of severance actions during the fourth quarter of fiscal 2017.

Full Year

(dollars in millions)	Full Year FY18 vs. FY17
	Revenue		% Change	% Change CC*	Operating Margin
	FY18	FY17			FY18	FY17
Mainframe Solutions	$2,176	$2,182	0%	(1)%	64%	61%
Enterprise Solutions	$1,748	$1,553	13%	11%	9%	11%
Services	$311	$301	3%	2%	3%	0%

*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue was generally consistent with the prior year as a result of a favorable foreign exchange effect. Mainframe Solutions operating margin increased primarily due to a decrease in corporate overhead costs and the Mainframe Solutions portion of the litigation settlement costs incurred during fiscal 2017.
  Enterprise Solutions revenue increased due to revenue generated from our Automic and Veracode acquisitions, which contributed approximately 12 points of revenue growth for the year, partially offset by a decrease in sales from our more mature Enterprise Solutions products. Enterprise Solutions operating margin decreased primarily due to costs associated with our Automic and Veracode acquisitions, which were mainly personnel-related.
  Services revenue increased due to professional services revenue generated from our Automic and Veracode acquisitions. Operating margin for Services increased primarily due to an increase in professional services revenue from our Automic and Veracode acquisitions and a decrease in personnel-related costs resulting from severance actions during fiscal 2017.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the fourth quarter was $548 million, compared with $420 million in the prior year. Cash flow from operations increased primarily due to an increase in cash collections from billings, partially offset by an increase in vendor disbursements and payroll.
  For the full year, cash flow from operations was $1.198 billion, compared with $1.078 billion in the prior fiscal year. Cash flow from operations increased primarily due to an increase in cash collections from billings mainly from collections from our Automic and Veracode acquisitions and a decrease in income tax payments, net, partially offset by an increase in vendor disbursements and payroll mainly from disbursements from our Automic and Veracode acquisitions.

CAPITAL STRUCTURE

  Cash and cash equivalents at March 31, 2018 were $3.405 billion.
  Approximately 53% of the Company's cash and cash equivalents were held by foreign subsidiaries outside the United States at March 31, 2018.
  With $2.783 billion in total debt outstanding and $137 million in notional pooling, the Company’s net cash position was $485 million.
  For fiscal 2018, the Company repurchased 5 million shares of stock for $163 million.
  As of March 31, 2018, the Company was authorized to purchase $487 million of its common stock under its current stock repurchase program.
  During the fourth quarter of fiscal 2018, the Company distributed $107 million in dividends to shareholders. For fiscal 2018, the Company distributed $428 million in dividends to shareholders.
  The Company’s outstanding share count at March 31, 2018 was 412 million.

FISCAL 2019 RESTRUCTURING CHARGE

On May 2, 2018, the Company's Board of Directors approved a restructuring plan (“Fiscal 2019 Plan”) to better align its business priorities.

The Fiscal 2019 Plan comprises the termination of approximately 800 employees and facility exits and consolidations. These actions are intended to better align the Company’s cost structure with the skills and resources required to more effectively pursue opportunities in the marketplace and execute the Company’s long-term growth strategy, which includes a particular focus on shifting more of the Company’s business to a subscription-based model.

Actions under the Fiscal 2019 Plan are expected to be substantially completed by the end of fiscal 2019. Under the Fiscal 2019 Plan, the Company expects to incur a pre-tax charge between approximately $140 million and $160 million (including severance costs between approximately $90 million and $100 million and facility exit and consolidation costs between approximately $50 million and $60 million).

OUTLOOK FOR FISCAL 2019

The following outlook for fiscal 2019 is based upon exchange rates on the last day of the preceding quarter, which was March 31, 2018, and is under the ASC 605 Revenue Standard. It assumes no material acquisitions, takes into account the costs and payments associated with the restructuring charge discussed above, and contains “forward-looking statements” (as defined below). As the Company implements the ASC 606 Revenue Standard for fiscal 2019, we will be reporting results under both the ASC 605 and ASC 606 Revenue Standards during fiscal 2019 but will be providing guidance that primarily messages the business to ASC 605 results for comparability purposes.

The Company expects the following:*

  Total revenue to change in a range of flat to plus 1 percent as reported and minus 1 percent to flat in constant currency. At March 31, 2018 exchange rates, this translates to reported revenue of $4.25 billion to $4.29 billion.
  Full-year GAAP operating margin between 24 percent and 26 percent and non-GAAP operating margin of 37 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of approximately 22 percent.**
  GAAP diluted earnings per share to increase in a range of 58 percent to 65 percent as reported and 50 percent to 58 percent in constant currency. At March 31, 2018 exchange rates, this translates to reported GAAP diluted earnings per share of $1.78 to $1.87.
  Non-GAAP diluted earnings per share to increase in a range of 6 percent to 8 percent as reported and 2 percent to 4 percent in constant currency. At March 31, 2018 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.75 to $2.81.
  Approximately 406 million shares outstanding at fiscal 2019 year-end and weighted average diluted shares outstanding of approximately 412 million for the fiscal year.
  Cash flow from operations to decrease in a range of 5 percent to 1 percent as reported and 7 percent to 3 percent in constant currency. At March 31, 2018 exchange rates, this translates to reported cash flow from operations of $1.14 billion to $1.18 billion. This includes the impact related to the restructuring charge, which is estimated to be in the range of $80 million to $100 million. It also includes an estimated cash tax headwind of approximately $50 million compared to fiscal 2018 due to the convergence of ASC 606 and US Tax Reform. We estimate the impact of cash taxes in fiscal 2019 to create an approximate 4 point headwind to cash flow from operations and the impact of restructuring to create a 6 to 8 point headwind to cash flow from operations.

*In the outlook section, certain non-material differences between growth rates and translated dollar amounts may arise from impact of rounding.

**The tax rate guidance provided above assumes no further material refinements of the provisional amount previously recorded for the impact from US Tax Reform.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited fourth quarter and full fiscal year results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1)	Gartner, Inc. “Magic Quadrant for Application Security Testing” by Ayal Tirosh, Dionisio Zumerle, and Mark Horvath, March 19, 2018.

(2)	Gartner, Magic Quadrant for Application Performance Monitoring Suites, by Will Cappelli, Sanjit Ganguli and Federico De Silva, March 19, 2018.

(3)	Gartner, Magic Quadrant for Identity Governance and Administration, by Felix Gaehtgens, Brian Iverson, Kevin Kampman, February 21, 2018.

(4)	Gartner, Critical Capabilities for Software Test, by Joachim Herschmann, Jim Scheibmeir, Thomas E. Murphy, February 5, 2018

(5)

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, net income, and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to restructuring and rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is typically equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. However, to minimize certain distortions that otherwise would have resulted from applying this methodology to the significant non-recurring impact on the Company’s tax expense from enactment of the US Tax Reform in the third quarter of fiscal 2018, such impact was recorded as a discrete item in fiscal 2018 only for purposes of the GAAP effective tax rate, but excluded from the non-GAAP effective tax rate, which also yields different full-year effective tax rates for the Company’s GAAP and non-GAAP results in fiscal 2018. Non-GAAP diluted earnings per share also excludes the impact of the US Tax Reform. Non-GAAP adjusted cash flow from operations excludes payments associated with the Board-approved rebalancing initiative, restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2018, March 31, 2017 and March 31, 2016, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this release (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to execute renewals within the Company’s existing customer base at acceptable renewal rates, enabling the Company’s sales force to expand relationships with the Company’s global customer base and address opportunities with new customers (for example, in geographic regions where the Company has underserved, or with chief information security officers and chief development officers, who have not been traditional customers) at levels sufficient to offset any decline in revenue in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment, effectively managing the strategic shift in the Company’s business model to increase sales through digital sales forces and indirectly through the Company’s partners, as well as provide additional Software as a Service offerings, offer try-and-buy models and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes or develop and introduce new software products and services in a timely and market-accepted manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with global operations; the failure to sell and renew license agreement on a satisfactory basis; the failure to expand partner programs and failure by the Company’s partners to leverage their sales channels to drive revenue growth; the ability to retain and attract qualified professionals; changes in generally accepted accounting principles, which includes adoption of revenue recognition requirements under Accounting Standards Codification Topic 606; the ability to successfully integrate acquired companies and products into the Company’s existing business; hacking or other cybersecurity attacks on the Company’s data center, network and software products, or the IT environments of the Company’s business partners and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; risks associated with sales to government customers; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company’s software products; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement and/or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and partners; potential tax liabilities; changes in market conditions or the Company’s credit ratings; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; the failure to effectively execute on the Company’s announced restructuring plans; successful and secure outsourcing of various functions to third parties; the continued payment of dividends and repurchasing of shares of the Company’s common stock; and other factors described more fully in the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company’s assumptions prove incorrect, actual results may vary materially from the forward-looking information described herein as believed, planned, anticipated, expected, estimated, targeted or similarly identified. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2018 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue:	2018	2017	2018	2017
Subscription and maintenance	$840	$812	$3,326	$3,279
Professional services	81	77	311	301
Software fees and other	162	123	598	456
Total revenue	$1,083	$1,012	$4,235	$4,036
Expenses:
Costs of licensing and maintenance	$79	$71	$302	$273
Cost of professional services	75	78	298	300
Amortization of capitalized software costs	66	61	271	243
Selling and marketing	283	281	1,061	1,028
General and administrative	107	118	406	375
Product development and enhancements	166	158	642	586
Depreciation and amortization of other intangible assets	28	21	107	77
Other expenses, net	12	9	29	19
Total expenses before interest and income taxes	$816	$797	$3,116	$2,901
Income before interest and income taxes	$267	$215	$1,119	$1,135
Interest expense, net	24	17	98	62
Income before income taxes	$243	$198	$1,021	$1,073
Income tax expense	36	41	545	298
Net Income	$207	$157	$476	$775

Basic income per common share:	$0.50	$0.38	$1.14	$1.85
Basic weighted average shares used in computation	412	413	414	414

Diluted income per common share:	$0.49	$0.38	$1.13	$1.85
Diluted weighted average shares used in computation	414	415	415	415

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2018	2017
	(unaudited)
Cash and cash equivalents	$3,405	$2,771
Trade accounts receivable, net	793	764
Other current assets	210	198
Total current assets	$4,408	$3,733

Property and equipment, net	237	237
Goodwill	6,804	6,857
Capitalized software and other intangible assets, net	1,111	1,307
Deferred income taxes	346	327
Other noncurrent assets, net	154	149
Total assets	$13,060	$12,610

Current portion of long-term debt	$269	$18
Deferred revenue (billed or collected)	2,289	2,222
Other current liabilities	763	766
Total current liabilities	$3,321	$3,006

Long-term debt, net of current portion	2,514	2,773
Deferred income taxes	111	119
Deferred revenue (billed or collected)	820	794
Other noncurrent liabilities	399	229
Total liabilities	$7,165	$6,921

Common stock	$59	$59
Additional paid-in capital	3,744	3,702
Retained earnings	6,971	6,923
Accumulated other comprehensive loss	(290)	(483)
Treasury stock	(4,589)	(4,512)
Total stockholders’ equity	$5,895	$5,689
Total liabilities and stockholders’ equity	$13,060	$12,610

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net income	$207	$157
Adjustments to reconcile net income to net cash by operating activities:
Depreciation and amortization	94	82
Deferred income taxes	(2)	(1)
Provision for bad debts	1	1
Share-based compensation expense	31	28
Other non-cash items	1	1
Foreign currency transaction losses	-	1
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(68)	(142)
Increase in deferred revenue	345	356
Decrease in taxes payable, net	(94)	(85)
Decrease in accounts payable, accrued expenses and other	(5)	(38)
Increase in accrued salaries, wages and commissions	23	44
Changes in other operating assets and liabilities, net	15	16
Net cash provided by operating activities	$548	$420
Investing activities:
Acquisitions of businesses, net of cash acquired, and purchased software	$-	$(1,240)
Purchases of property and equipment	(14)	(17)
Other investing activities	-	(1)
Net cash used in investing activities	$(14)	$(1,258)
Financing activities:
Dividends paid	$(107)	$(107)
Purchases of common stock	(20)	-
Notional pooling repayments, net	(13)	(3)
Debt (repayments) borrowings, net	(5)	849
Debt issuance costs	-	(5)
Exercise of common stock options	11	-
Payments related to tax withholding for share-based compensation	(1)	(1)
Net cash (used in) provided by financing activities	(135)	733
Effect of exchange rate changes on cash, cash equivalents and restricted cash	34	48
Increase (decrease) in cash, cash equivalents and restricted cash	$433	$(57)
Cash, cash equivalents and restricted cash at beginning of period	2,974	2,829
Cash, cash equivalents and restricted cash at end of period	$3,407	$2,772

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended March 31, 2018				Fiscal Year Ended March 31, 2018
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$549	$453	$81	$1,083	$2,176	$1,748	$311	$4,235
Expenses (3)	213	428	76	717	785	1,597	302	2,684
Segment profit	$336	$25	$5	$366	$1,391	$151	$9	$1,551
Segment operating margin	61%	6%	6%	34%	64%	9%	3%	37%

Segment profit				$366				$1,551
Less:
Purchased software amortization				59				235
Other intangibles amortization				10				41
Internally developed software products amortization				7				36
Share-based compensation expense				31				120
Other (gains) expenses, net (4)				(8)				-
Interest expense, net				24				98
Income before income taxes				$243				$1,021

	Three Months Ended March 31, 2017				Fiscal Year Ended March 31, 2017
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$535	$400	$77	$1,012	$2,182	$1,553	$301	$4,036
Expenses (3)	217	397	79	693	851	1,378	302	2,531
Segment profit	$318	$3	$(2)	$319	$1,331	$175	$(1)	$1,505
Segment operating margin	59%	1%	-3%	32%	61%	11%	0%	37%

Segment profit				$319				$1,505
Less:
Purchased software amortization				44				164
Other intangibles amortization				6				19
Internally developed software products amortization				17				79
Share-based compensation expense				28				108
Other expenses, net (4)				9				-
Interest expense, net				17				62
Income before income taxes				$198				$1,073

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments are comprised of its software business organized by the nature of the Company’s software offerings and the platforms on which the products operate. The Services segment is comprised of product implementation, consulting, customer education and customer training services, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue assigned to the Mainframe Solutions and Enterprise Solutions segments is based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the products); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is generally either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended March 31,				Fiscal Year Ended March 31,
	2018	2017	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2018	2017	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$1,523	$1,423	7%	5%	$4,074	$4,763	(14)%	(16)%

Revenue:
North America	$714	$683	5%	4%	$2,813	$2,716	4%	3%
International	369	329	12%	2%	1,422	1,320	8%	4%
Total revenue	$1,083	$1,012	7%	4%	$4,235	$4,036	5%	4%

Revenue:
Subscription and maintenance	$840	$812	3%	0%	$3,326	$3,279	1%	0%
Professional services	81	77	5%	1%	311	301	3%	2%
Software fees and other	162	123	32%	28%	598	456	31%	30%
Total revenue	$1,083	$1,012	7%	4%	$4,235	$4,036	5%	4%

Segment Revenue:
Mainframe solutions	$549	$535	3%	(1)%	$2,176	$2,182	0%	(1)%
Enterprise solutions	453	400	13%	10%	1,748	1,553	13%	11%
Services	81	77	5%	1%	311	301	3%	2%

Total expenses before interest and income taxes:
Total GAAP	$816	$797	2%	(1)%	$3,116	$2,901	7%	5%
Total non-GAAP (2)	717	693	3%	(3)%	2,684	2,531	6%	4%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2017, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2018	2017	2018	2017
GAAP net (loss) income	$207	$157	$476	$775
GAAP income tax expense	36	41	545	298
Interest expense, net	24	17	98	62
GAAP income before interest and income taxes	$267	$215	$1,119	$1,135
GAAP operating margin (% of revenue) (1)	25%	21%	26%	28%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$3	$2	$8	$7
Cost of professional services (2)	1	-	3	3
Amortization of capitalized software costs (3)	66	61	271	243
Selling and marketing (2)	9	9	38	37
General and administrative (2)	12	11	45	38
Product development and enhancements (2)	6	6	26	23
Depreciation and amortization of other intangible assets (4)	10	6	41	19
Other (gains) expenses, net (5)	(8)	9	-	-
Total Non-GAAP adjustment to operating expenses	$99	$104	$432	$370
Non-GAAP income before interest and income taxes	$366	$319	$1,551	$1,505
Non-GAAP operating margin (% of revenue) (6)	34%	32%	37%	37%

Interest expense, net	24	17	98	62
GAAP income tax expense	36	41	545	298
Non-GAAP adjustment to income tax expense (7)	20	34	107	103
Non-GAAP adjustment US Tax Reform (8)	28	-	(290)	-
Non-GAAP income tax expense	$84	$75	$362	$401
Non-GAAP net income	$258	$227	$1,091	$1,042

(1)	GAAP operating margin is calculated by dividing GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending March 31, 2018 and 2017, non-GAAP adjustment consists of $59 million and $44 million of purchased software amortization and $7 million and $17 million of internally developed software products amortization, respectively. For the twelve month periods ending March 31, 2018 and 2017, non-GAAP adjustment consists of $235 million and $164 million of purchased software amortization and $36 million and $79 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

(8)	The Company’s tax expense from enactment of the US Tax Reform in the third quarter of fiscal 2018 was recorded as a discrete item in fiscal 2018 only for purposes of the GAAP income tax expense, and was excluded from the non-GAAP income tax expense.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2018	2017	2018	2017

Total expenses before interest and income taxes	$816	$797	$3,116	$2,901

Non-GAAP operating adjustments:
Purchased software amortization	59	44	235	164
Other intangibles amortization	10	6	41	19
Internally developed software products amortization	7	17	36	79
Share-based compensation	31	28	120	108
Other (gains) expenses, net (1)	(8)	9	-	-
Total non-GAAP operating adjustment	$99	$104	$432	$370

Total non-GAAP operating expenses	$717	$693	$2,684	$2,531

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS	2018	2017	2018	2017

GAAP diluted EPS	$0.49	$0.38	$1.13	$1.85

Non-GAAP adjustments:
Purchased software amortization	0.14	0.10	0.56	0.39
Other intangibles amortization	0.02	0.01	0.09	0.04
Internally developed software products amortization	0.02	0.04	0.09	0.19
Share-based compensation	0.08	0.07	0.29	0.26
Other (gains) expenses, net (1)	(0.02)	0.02	-	-
Tax effect of non-GAAP adjustments	(0.06)	(0.05)	(0.26)	(0.25)
Non-GAAP effective tax rate adjustments (2)	(0.05)	(0.03)	0.69	-
Total non-GAAP adjustment	$0.13	$0.16	$1.46	$0.63

Non-GAAP diluted EPS	$0.62	$0.54	$2.59	$2.48

(1)	Other (gains) expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is typically equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. However, to minimize certain distortions that otherwise would have resulted from applying this methodology to the significant non-recurring impact on the Company’s tax expense from enactment of the US Tax Reform in the third quarter of fiscal 2018, such impact was recorded as a discrete item in fiscal 2018 only for purposes of the GAAP effective tax rate, but excluded from the non-GAAP effective tax rate, which also yields different full-year effective tax rates for the Company’s GAAP and non-GAAP results in fiscal 2018.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2018		March 31, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$267	$366	$1,119	$1,551
Interest expense, net	24	24	98	98
Income before income taxes	$243	$342	$1,021	$1,453

Statutory tax rate	31.55%	31.55%	31.55%	31.55%

Tax at statutory rate	$77	$108	$322	$458
Adjustments for discrete and permanent items (2)	(41)	(52)	223	194
US Tax Reform Adjustment (2)	-	28	-	(290)
Total tax expense	$36	$84	$545	$362

Effective tax rate (2)	14.81%	24.56%	53.38%	24.91%

	Three Months Ended		Fiscal Year Ended
	March 31, 2017		March 31, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$215	$319	$1,135	$1,505
Interest expense, net	17	17	62	62
Income before income taxes	$198	$302	$1,073	$1,443

Statutory tax rate	35.00%	35.00%	35.00%	35.00%

Tax at statutory rate	$69	$106	$376	$505
Adjustments for discrete and permanent items (2)	(28)	(31)	(78)	(104)
Total tax expense	$41	$75	$298	$401

Effective tax rate (2)	20.71%	24.83%	27.77%	27.79%

(1)	Refer to Table 6 for a reconciliation of income before interest and income taxes on a GAAP basis to income before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is typically equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. However, to minimize certain distortions that otherwise would have resulted from applying this methodology to the significant non-recurring impact on the Company’s tax expense from enactment of the US Tax Reform in the third quarter of fiscal 2018, such impact was recorded as a discrete item in fiscal 2018 only for purposes of the GAAP effective tax rate, but excluded from the non-GAAP effective tax rate, which also yields different full-year effective tax rates for the Company’s GAAP and non-GAAP results in fiscal 2018.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS	March 31, 2019

Projected GAAP diluted EPS range	$1.78	to	$1.87

Non-GAAP adjustments:
Purchased software amortization	0.46		0.46
Other intangibles amortization	0.09		0.09
Internally developed software products amortization	0.02		0.02
Share-based compensation	0.29		0.29
Restructuring expense	0.38		0.33
Tax effect of non-GAAP adjustments	(0.27)		(0.25)
Total non-GAAP adjustment	$0.97		$0.94

Projected non-GAAP diluted EPS range	$2.75	to	$2.81

	Fiscal Year Ending
Projected Operating Margin	March 31, 2019

Projected GAAP operating margin range	24%	to	26%

Non-GAAP operating adjustments:
Purchased software amortization	4%		4%
Other intangibles amortization	1%		1%
Internally developed software products amortization	0%		0%
Share-based compensation	3%		3%
Restructuring expense	5%		3%
Total non-GAAP operating adjustment	13%		11%

Projected non-GAAP operating margin	37%	to	37%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi
Corporate Communications
(646) 826-6071
darlan.monterisi@ca.com
or
Jennifer DiClerico
Corporate Communications
(212) 415-6997
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi
Investor Relations
(650) 534-9814
traci.tsuchiguchi@ca.com
or
Stefan Putyera
Investor Relations
(631) 342-4710
stefan.putyera@ca.com